EMPLOYMENT AGREEMENT dated as of August ___, 1997 (the "Agreement") between Proformix Systems, Inc. ("Proformix") and Michael Martin, presently residing at 65 Nicole Terrace, Bridgewater, New Jersey 08807(the "Executive").

     WHEREAS, the Executive is presently employed by Proformix, Inc., a subsidary of Proformix Systems, Inc.; and

     WHEREAS, Proformix, Inc. was recently the subject of a business combination, as of July 18, 1997 with Whitestone Industries, Inc., a Delaware corporation ("Whitestone"), since renamed Proformix Systems, Inc., pursuant to which Whitestone sought to acquire all or substantially all of the outstanding Common Stock of Proformix, Inc. (the "Sale"); and

     WHEREAS, in connection with the Sale, the parties desire to enter into this Agreement in order to insure Executive continued employment by Proformix and Proformix, Inc. (collectively "the Company"), in his current capacity, and to insure the Company that it will have the benefit of his continued services for at least the Term of Employment herein described;

     NOW,   THEREFORE,   in   consideration  of  the  covenants  and  agreements
hereinafter set forth, the parties hereto agree as follows:

     1. EMPLOYMENT AND DUTIES

     1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve as President and Chief Executive Officer of Proformix and as a Director upon the terms and conditions herein contained, and in such capacities the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board of Directors of Proformix (the "Board"). Nothing contained herein shall restrict the Executive from acting as a director of or owning shares in other companies not in competition with the Company, provided that such services and ownership interests do not materially interfere with the Executive's performance of his duties hereunder.

     1.2. Exclusive Services. For so long as the Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. The Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the unanimous consent of the Board or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder.

     1.3. Term of Employment. The Executive's employment under this Agreement shall commence on the date of the Sale (the "Effective Date") and shall terminate on the earliest of (i) the fifth anniversary of the Effective Date,
(ii) the death of the Executive or (iii) the termination of the Executive's employment pursuant to this Agreement; provided, however, that the term of the Executive's employment under this Agreement may be extended by mutual agreement between the parties for a period of up to three years by notice of approval from the Board to the Executive at least six months prior to the expiration of the then effective term of employment but not earlier than the fourth anniversary of the Effective Date, acceptance in writing to be tendered by the Executive within 60 days thereafter. The period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, or such later date to which the term of the Executive's employment shall have been extended, is hereinafter referred to as the "Employment Term".

     2. SALARY

     2.1. Base Salary. From the Effective Date, the Executive shall be entitled to receive a base salary ("Base Salary") at a rate of $108,000 per annum, payable in equal installments not less frequently than bi-weekly in accordance with Proformix's payroll practices, with such increases as may be provided by Proformix' Board of Directors. Once increased, such higher amount shall constitute the Executive's annual Base Salary. During the term hereof, his salary shall not be reduced below $108,000 per year.

     2.2. Annual Increases. Annual increases will be evaluated and determined by the Board of Directors.

     2.3. Stock Bonuses. Executive shall receive a bonus consisting of 140,000 shares of Proformix's Common Stock, for the first year, and 200,000 shares in any year thereafter, in any of which years Proformix's after tax net profits exceed $1,000,000 for each of its first three full fiscal years during the Employment Term, beginning with calendar year 1998. The bonus shall be paid during the calendar quarter following completion of the audit of Proformix's financial statements for the calendar year in question. Net profits shall be computed using generally accepted accounting principles. There shall be no stock bonus paid after the first three full fiscal years.

     3. EMPLOYMENT BENEFITS

     3.1. General Benefits. The Executive shall receive the following benefits during the Employment Term:

     (a) the Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided to other senior executives of the Company excluding any key employee stock option plan that may be adopted by Proformix so long as the stock bonus programs reflected in Section 2.3 above is in effect; and

     (b) a fully paid medical/hospitalization policy for Executive and his family.

     3.2. Vacation. The Executive shall be entitled to four weeks paid vacation each year in accordance with company policies and procedures. The Executive must take at least five (5) consecutive days during each twelve (12) months period.

     3.3. Reimbursement of Expenses. The Company will reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied. The Executive will be provided with a car allowance of $500 per month or such other amount as the Board of Directors may approve from time to time. The allowance covers a single vehicle to be utilized for Company business, however the Company will not be required to otherwise pay for the use of said automobile.

     3.4. Non-Renewal of Agreement. In the event this Agreement is not renewed by the Company as provided in Section 1.3, the Executive shall be entitled to three (3) months of his Base Salary as severance, payable in equal installments on the same terms as at the end of the Employment Term ("Severance Pay").

     4. TERMINATION OF EMPLOYMENT

     4.1. Termination for Cause;  Resignation.

          4.1.1. General. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, the Executive shall be entitled only to his Severance Pay, if applicable, unless such termination is for a Disloyalty Termination Event (as described in Section 4.2 below), in which case the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination. If the Executive resigns from his employment hereunder, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of resignation. The Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation of employment, subject to the terms of such plans or arrangements.

          4.1.2. Date of Termination/Resignation. The date of termination for a Felony Termination Event (as defined in Section 4.2 below) shall be the date of the written Notice of Termination provided for in Section 4.1.3. The date of termination for a Conduct, Performance or Disloyalty Termination Event shall be the date the Event is finally determined through arbitration. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

          4.1.3. Notice of Termination for Felony Termination Event. Unless first terminated by a written notice of the Board, termination of the Executive's employment for a Felony Termination Event (as defined in Section 4.2 below) shall be effected by delivery of a written notice of termination from Proformix to the Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination (the "Notice of Termination").

          4.1.4. Arbitration. All disputes involving termination of the Executive's employment for a Conduct, Performance or Disloyalty Termination Event shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Agreement, and the Commercial Arbitration Rules of the AAA. In the event of any inconsistency between such rules and this Agreement, this Agreement shall control. The arbitration process shall commence when the Executive has received written notice by Proformix that the Executive is being dismissed for any of the above referenced reasons. Either party may then notify the AAA who shall then supply the parties with a list of three potential arbitrators. Each party shall then have four (4) business days to object to one of the potential arbitrators. The remaining potential arbitrator (and if more than one is remaining, then one shall be selected by lot) shall serve as the single arbitrator. Each party shall then have sixty (60) days to conduct discovery pursuant to the terms and provisions of the New Jersey Rules of Civil Procedure. Upon conclusion of the sixty (60) day period or such earlier time as the parties may agree the parties shall participate in an arbitration proceeding in accordance the with AAA's then current policies and procedures. The arbitration proceedings shall be conducted in New Jersey at the offices of AAA or such other place in New York as the parties shall mutually agree. The arbitrator shall be empowered to impose sanctions and take such other actions as the arbitrator deems necessary to the same extent a judge could do pursuant to the New York Rules of Civil Procedure and applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Unless the termination is decided by the arbitrator to be appropriate, Proformix shall be liable to the Executive for damages for wrongful termination.

     4.2. Cause. Termination for "Cause" shall mean termination of the Executive's employment because the Executive (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder, which conduct materially and adversely affects the Company (a "Conduct Termination Event"), (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year (a "Felony Termination Event"), (c) has failed to perform in all material respects (following a written warning specifying such deficiency) the normal and customary duties required of his position of employment (a "Performance Termination Event"), (d) has been disloyal to the Company by assisting competitors of the Company to the disadvantage of the Company by a breach of Section 6 or by otherwise actively assisting competitors to the disadvantage of the Company (a "Disloyalty Termination Event"), or (e) has failed to heed a reasonable directive issued by, or policy approved by the Board.

     5. PERMANENT DISABILITY

In the event the Executive shall fail because of illness, physical or mental disability or other incapacity, for a period of six consecutive months, or for shorter periods aggregating six months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the six consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, reduce the Executive's compensation hereunder for "Permanent Disability" as follows:

          First Six Months                   No Reduction

          Following 12 months                Fifty percent (50%)
          (or if less, the                   of compensation
          balance of the
          Employment Term)

The Executive will use his reasonable best efforts to cooperate with any physician practicing in the State of New Jersey selected by the Company to determine whether or not Permanent Disability exists, and the determination of such physician made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement; provided that if such physician declines to make a determination as to medical disability, the matter will be referred to arbitration in the manner set forth in Section 4.1.4. Any payments provided for in this Section 5 shall be reduced to the extent that such payments, together with any disability payments received by the Executive under any plan, program or arrangements, exceed the Executive's Base Salary. Except
(i) as to the obligation to continue to pay the Executive's medical insurance premiums for a period of 18 months following delivery of the written notice of "Permanent Disability" to the Executive or (ii) as otherwise provided in this
Section 5, upon final determination of permanent disability, the Company shall have no further obligation to the Executive under this Agreement.

     6. NONCOMPETITION/NONSOLICITATION AND CONFIDENTIALITY

     6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in any business that is in competition with any business actively conducted by Proformix or any of its subsidiaries within the various states in which Proformix conducts business; (b) solicit or endeavor to entice away from Proformix or any of its subsidiaries any person who is, or was during the then most recent 24-month period, employed by or associated with Proformix or any of its subsidiaries; (c) solicit or endeavor to entice away from Proformix or any of its subsidiaries any person or entity who is, or was within the then most recent 24-month period, a customer, client or prospect of Proformix or any of its subsidiaries; or (d) perform any services in competition with Proformix for or on behalf of any such customer, client or prospect. The obligations of this Section 6.1 shall apply for 36 months after termination of employment of, or resignation by the Executive as well as after the end of the Term of Employment and during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

     6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's, or any of its affiliates or subsidiaries, products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

     6.3. Exclusive Property . The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Similarly, all patents and/or inventions or new products developed by the Executive, alone or with others during the term of this Agreement shall constitute "work product" as such term is generally used and shall remain the property of the Company upon termination or expiration of this Agreement.

     6.4. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this
Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable

     6.5 Executive shall immediately receive 60,000 shares of the Company's Common Stock as consideration for the non-competition clause contained in
Section 6.1 above.

     7. MISCELLANEOUS

     7.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

          To Company:

               Chief Financial Officer
               or Chairman of The Board
               Proformix Systems, Inc.
               50 Tannery Road
               Branchburg, New Jersey

          cc:  Paul Chernis, Esq.
               Silverman, Collura, Chernis
                 & Balzano, P.C.
               381 Park Avenue South
               Suite 1601
               New York, New York 10016

          To the Executive:

               Michael Martin
               65 Nicole Terrace
               Bridgewater, New Jersey 08807

Any such notice or communication shall be sent certified or registered mail, return receipt requested, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

     7.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     7.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

     7.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

     7.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

     7.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of New Jersey without reference to rules relating to conflict of law.

     IN WITNESS WHEREOF, Proformix has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

                                        PROFORMIX SYSTEMS, INC.


                                        By:____________________________________
                                           Name:
                                           Title:

                                        _______________________________________
                                           MICHAEL G. MARTIN